Exhibit 2.12

CONTRIBUTION AGREEMENT

BY AND AMONG

TRAGARA ALPHA PARTNERS LLC

AND

LIQUID HOLDINGS GROUP, LLC

APRIL 27, 2012

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), is entered into as of this 27th day of April, 2012, by and among Liquid Holdings Group, LLC. a Delaware limited liability company (the “Company”), and Tragara Alpha Partners LLC, a New York limited liability company (“Contributor”). Company and Contributor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Contributor owns all of the rights, title and interest in and to the Contributed Assets (as defined below); and

WHEREAS, Contributor wishes to contribute to Company, and Company wishes to acquire from Contributor, all of Contributor’s rights, title and interest in and to the Contributed Assets pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Contribution of Assets. Subject to the terms and conditions set forth herein, Contributor hereby agrees to contribute, assign, transfer, convey and deliver to Company, and Company hereby agrees to acquire from Contributor, all of Contributor’s rights, title and interest in and to the assets (the “Contributed Assets”) set forth on Section 1.01 of the schedules attached hereto, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrances”).

Section 1.02 Assumed Liabilities; Retained Liabilities. Subject to the terms and conditions set forth herein, Company shall assume all liabilities and obligations related to the Contributed Assets arising after the Closing (as defined below) but only to the extent that such liabilities and obligations do not relate to any pre-Closing breach, default, omission or violation of which Seller has knowledge prior to the Closing (the “Assumed Liabilities”). Other than the Assumed Liabilities, the Company shall not assume any liabilities or obligations of Contributor of any kind (all liabilities of Contributor other than the Assumed Liabilities being the “Retained Liabilities”).

Section 1.03 Consideration. At Closing, in consideration for the Contributed Assets, the Company shall issue and deliver to Contributor an aggregate number of Class A Common Units of Company (the “Units”) equal to live percent (5%) of the total issued and outstanding membership interest units of Company as of the Closing. By its execution hereof, Contributor hereby directs Company to issue the Units to its sole owner, Samuel Gaer (“Gaer”), in full satisfaction of Company’s obligations to Contributor under this Section 1.03.

Section 1.04 Tax Consequences. The Parties agree that the transactions contemplated by this Agreement shall be treated as a capital contribution of the Contributed Assets by Contributor to the Company described in Section 721 of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, NY 10022, on the first business day after the last of the conditions to Closing set forth in Sections 5.05 and 5.06 have been satisfied or waived by the Party or Parties entitled to waive the same or at such other time, date or place, and in such manner, as may be agreed to by the Parties. The date on which Closing actually occurs is referenced herein as the “Closing Date”.

Section 2.02 Closing Deliverables.

(a) At the Closing, Contributor shall deliver to Company the following:

(i) a Bill of Sale in a form mutually agreed to by the Parties, duly executed by Contributor, effecting the transfer of the Contributed Assets to Company;

(ii) the Joint Intellectual Property Ownership Agreement (the “IP Ownership Agreement”), substantially in the form attached hereto as Exhibit B, duly executed by Contributor and Neil Citrone as agent for Vincent Viola;

(iii) a Joinder to the Limited Liability Company Agreement of the Company, in a form reasonably acceptable to Company, duly executed by Contributor;

(iv) the LTI Letter of Entitlement Agreement (as defined below), duly executed by Gaer (or his designee);

(v) the Deed of Adherence, substantially in the form attached hereto as Exhibit E, duly executed by Gaer (or his designee); and

(vi) such other instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Company, as may be reasonably requested by Company (including, without limitation, any documents necessary to evidence and effectuate the assignment of the IP Ownership Agreement to Company);

(vii) Gaer shall deliver to the Company an investor representation letter, substantially in the form attached hereto as Exhibit D, duly executed by Gaer; and

(b) At the Closing, Company shall deliver to Contributor the following:

(i) the Units, together with any instruments or documents evidencing Gaer’s ownership thereof;

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(ii) the Company’s Limited Liability Agreement, duly executed by the Company; and

(iii) the Letter of Entitlement (the “LTI Letter of Entitlement”), substantially in the form attached hereto as Exhibit A, duly executed by Liquid Trading Int’l, LLP a limited liability partnership incorporated in England and Wales.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules (the “Disclosure Schedules”) numbered to correspond to the Section in this Article III to which such exception relates. For purposes of this Article III, “Contributor’s knowledge”, “knowledge of Contributor” and any similar phrases shall mean the actual or constructive knowledge of Contributor and Gaer, after reasonable inquiry.

Section 3.01 Organization and Capacity. Contributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

Section 3.02 Authority and Enforceability, The execution, delivery and performance by Contributor of this Agreement and the consummation by Contributor of the transactions contemplated hereby are within Contributor’s limited liability company powers and have been duly authorized by all requisite limited liability company action on the part of Contributor. This Agreement has been duly and validly executed by Contributor and constitutes the legal, valid and binding agreement of Contributor, enforceable against Contributor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance Contributor of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate or conflict with the Articles of Organization, the Operating Agreement or other organizational documents of Contributor; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Contributor or the Contributed Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any material contract or other material instrument to which Contributor is a party or to which any of the Contributed Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Contributed Assets. No consent, approval, waiver or authorization is required to be obtained by Contributor from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Contributor of this Agreement or the consummation of the transactions contemplated hereby.

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Section 3.04 Title to Contributed Assets. Contributor owns and has good, valid and marketable title to the Contributed Assets, free and clear of all Encumbrances.

Section 3.05 Intellectual Property.

(a) For any Intellectual Property included in the Contributed Assets (the “Contributed IP”), Contributor owns, subject to the IP Ownership Agreement, all of the Contributed IP, free and clear of all Encumbrances. Contributor is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Contributed IP, or restricting the licensing thereof to any person or entity. With respect to the Contributed IP, (i) all such Intellectual Property is valid, subsisting and in full force and effect and (ii) Contributor has paid all maintenance fees and made all filings required to maintain Contributor’s ownership thereof.

(b) To the knowledge of Contributor, the Contributed Assets and the Contributed IP do not infringe, violate, dilute or misappropriate the Intellectual Property rights of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Contributed IP. To the knowledge of Contributor, no person or entity is infringing, misappropriating, diluting or otherwise violating any of Contributor’s rights in and to the Contributed Assets, and neither Contributor nor any affiliate of Contributor has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(c) For purposes of this Agreement, the term “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets, confidential information, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data and other confidential and proprietary information; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

Section 3.06 Software.

(a) The Contributed Assets are free of (i) any material defects and material errors and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such the Contributed Assets (or any part thereof) or data or other software of users.

Section 3.07 Compliance With Laws. Contributor has at all times complied, and is in current compliance, in each case in all material respects, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Contributed Assets.

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Section 3.08 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Contributor’s knowledge, threatened, against Contributor (a) relating to or affecting the Contributed Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Contributor, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.09 Ownership of Contributor. Gaer owns all of the issued and outstanding membership interests of Contributor free and clear of any Encumbrances.

Section 3.10 Disclosure. No representation or warranty made by Contributor in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or in any certificate or other document provided by Contributor to Company in connection with this Agreement and the transactions contemplated hereby contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Contributor that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules numbered to correspond to the Section in this Article IV to which such exception relates. For purposes of this Article IV, “Company’s knowledge”, “knowledge of Company” and any similar phrases shall mean the actual or constructive knowledge of any member, manager or officer of Company, after reasonable inquiry.

Section 4.01 Organization and Authority of Company; Enforceability. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company’s limited liability company powers and have been duly authorized by all requisite limited liability company action on the part of Company. This Agreement has been duly and validly executed by Company and constitutes the legal, valid and binding agreement of Company, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate or conflict with the Certificate of Formation, the Limited Liability Company Agreement or other organizational documents of Company; or (b) violate or conflict

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with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company. No consent, approval, waiver or authorization is required to be obtained by Company from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Company’s knowledge, threatened, against or by Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V

COVENANTS

Section 5.01 Public Announcements, Unless otherwise required by applicable law or any applicable stock exchange requirements, no Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Transfer Taxes, All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be split equally between Company, on one hand, and Contributor Parties, on the other hand.

Section 5.03 Further Assurances. Following the Closing, each of the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further action or actions as the other Parties may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement (including, without limitation, the covenants contained in Section 5.04). Without limiting the generality of the foregoing, Contributor Parties hereby agree to take any and all actions required or necessary to assist and/or enable Company to enforce its rights under the IP Ownership Agreement.

Section 5.04 Additional Rights,

(a) Inspection Rights. The Company hereby agrees that Gaer shall have the inspection rights described in Section 12.01 of the Company’s Limited Liability Company Agreement for so long as Gaer either (i) holds at least 2.5% of the then total issued and outstanding Units or (ii) is employed as an executive officer of the Company; in either case regardless of whether Gaer owns less than 10% of the Company’s Class A Units at such time.

(b) Preemptive Rights. The Company agrees that during the period prior to an Initial Public Offering (as such term is defined in the Company’s Limited Liability Company Agreement) it may not sell or issue (or offer to sell or issue) any additional Class A Common

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Units (as such term is defined in the Company’s Limited Liability Company Agreement) to any person who is an owner of Class A Common Units on the date of this Agreement (each a “Current Class A Holder”) or any affiliate or family member of a Current Class A Holder, unless the Company offers to sell or issue to Gaer, at the same price and on the same terms as the sale or issuance to the Current Class A Holder(s), a number of Class A Common Units such that, if purchased by Gaer, would result in Gaer maintaining the same percentage interest in the Company immediately after such sale or issuance as Gaer owned immediately prior to such sale or issuance. The Company shall notify Gaer in writing at least 5 business days before any such proposed sale or issuance (or if shorter, at the same time as such proposed sale or issuance is offered to the Current Class A Holder(s)), which written notice shall specify the number of Class A Common Units that Gaer is entitled to purchase and the purchase price therefor. Gaer shall have the right, but not the obligation, to purchase up to the number of Class A Common Units as are specified in the notice by delivering a written notice to the Company (which written notice shall specify the number of Class A Units (if any) that Gaer has elected to purchase) within 3 business days of Gaer’s receipt of the Company’s written notice to him (or, if shorter, such time as the Current Class A Holder(s) must indicate whether they will participate in such proposed sale or issuance). For the avoidance of doubt, the rights specified in this Section 5.04(b) shall not apply to any offer, sale or issuance by the Company of any Non-dilutive Common Units (as such term is defined in the Company’s LLC Agreement), nor shall it apply to any Class A Common Units offered, sold or issued by the Company in connection with: (A) a grant pursuant to any Incentive Plan (as defined in the Company’s Limited Liability Company Agreement) or similar equity-based plans or other compensation agreement that is in effect as of the date of Closing and which does not exceed the number of Units reserved for such Incentive Plan as of the date of Closing; (B) the conversion or exchange of any securities of the Company outstanding on the date hereof into Class A Common Units; (C) any acquisition by the Company or any subsidiary of the Company of any equity interest, asset, property or business of any person or any merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (D) any public offering of securities of the Company; or (E) any subdivision or split of the Class A Units.

Section 5.05 Conditions to the Obligations of Contributor. The obligations of Contributor to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of the Company set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing (except for those representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(b) The Company shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing and

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(c) The Start Date under, and as defined in, that certain Executive Employment Agreement, dated as of the date hereof, by and between Gaer and the Company attached hereto as Exhibit C (the “Employment Agreement”) shall have commenced and such Employment Agreement shall be in full force and effect;

(d) The Company shall have delivered (i) each of the documents required to be delivered by the Company under Section 2.02(b) above and (ii) a certificate dated as of the Closing Date, stating that the conditions specified in Sections 5.05(a) and 5.05(b) have been satisfied.

Section 5.06 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties of the Contributor set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing (except for those representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(b) The Contributor shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Start Date under, and as defined in, that the Employment Agreement shall have commenced and such Employment Agreement shall be in full force and effect; and

(d) The Contributor and Gaer shall have each delivered the documents required to be delivered thereby under Section 2.02(a) above and the Contributor shall have delivered a certificate dated as of the Closing Date, stating that the conditions specified in Sections 5.06(a) and 5.06(b) have been satisfied.

Section 5.07 Satisfaction of Conditions. Each of the Contributor and the Company shall use reasonable best efforts and proceed diligently and in good faith to cause each of the conditions to the Closing to be satisfied as promptly as practicable after the date of this Agreement.

Section 5.08 Sale of the Company or LTI. If either the Company or LTI consummates a Change of Control (as such term is defined in the Company’s Limited Liability Company Agreement), or enters into an agreement to consummate such a transaction after the date of this Agreement but prior to the Closing, then Gaer shall be entitled receive the consideration under such transaction that Gaer would have been entitled to receive had the transactions contemplated by this Agreement been consummated immediately prior to such Change of Control.

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ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing for a period of eighteen months after the Closing, except that the representations contained in Sections 3.01, 3.02, 3.04 and 4.01 shall survive the Closing indefinitely. All covenants and agreements contained herein and all related indemnification and related remedies shall survive the Closing in accordance with their respective terms.

Section 6.02 Indemnification by Contributor. Contributor shall defend, indemnify and hold harmless Company, its affiliates and their respective stockholders, members, directors, managers, officers, employees, representatives and agents from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Contributor contained in this Agreement or any document delivered in connection herewith;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Contributor pursuant to this Agreement or any document delivered in connection herewith; and

(c) the Retained Liabilities.

Section 6.03 Indemnification by Company. Company shall defend, indemnify and hold harmless Contributor, its affiliates and their respective stockholders, members, directors, managers, officers, employees, representatives and agents from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Company contained in this Agreement or any document delivered in connection herewith;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company pursuant to this Agreement or any document delivered in connection herewith; and

(c) any Assumed Liabilities.

Section 6.04 Limitations on Indemnity. Except for fraud, intentional misrepresentation, wilful breach or wilful misconduct and subject to Section 7.02, neither Contributor nor the Company shall be liable for any indemnification claim under Section 6.02 or Section 6.03, as applicable, in an amount exceeding $500,000.

Section 6.05 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall

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promptly provide written notice of such claim to the Party from whom indemnification is being sought (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after obtaining the prior consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed).

Section 6.06 Sole and Exclusive Remedy. Subject to Section 5.08 and Section 7.02, the Company and Contributor agree that their sole and exclusive remedy with respect to any and all claims (other than fraud, intentional misrepresentation, wilful breach or wilful misconduct) relating to the subject matter of this Agreement shall be a claim for indemnification under Section 6.02 or Section 6.03 (as applicable), in each case subject to the limitations set forth in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Contributor and the Company; or

(b) by either the Contributor or the Company if the Closing has not occurred by the date that is forty-five (45) days following the date hereof; provided that neither the Contributor nor the Company shall be entitled to terminate this Agreement pursuant to this Section 7.01(b) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 7.02 Effect of Termination. In the event of termination of this Agreement in accordance with the above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Article VII which shall survive the termination of this Agreement); provided, however, that unless this Agreement has been terminated pursuant to Section 7.01 (a) hereof, termination of this Agreement shall not relieve a breaching party from any liability to the other party hereto arising from or related to its wilful breach of

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any representations, warranties, covenants or agreements contained herein or any breach of Section 5.07.

Section 7.03 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .pdf attachment (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.04):

If to Contributor:	Tragara Alpha Partners LLC
c/o Samuel H. Gaer
525 East 72nd Street Apt 44F
New York, NY 10021
Attn: Samuel H. Gaer
Email: samgaer67@yahoo.com

with a copy to:	Dickstein Shapiro LLP
1633 Broadway
New York, NY 10019
Attn: Gary L. Schoenbrun
Email: SchoenbrunG@dicksteinshapiro.com

If to Company:	800 Third Avenue, 39th Floor
New York, NY 10022
Attn: Brian Ferdinand, President
Email: bferdinand@liquidtrading.co.uk

with a copy to:	Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attn: Kevin Christmas
Email: KChristmas@reedsmith.com

Section 7.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 7.06 Severability. If any term or provision of this Agreement is found invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.07 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter hereof and supersede all priors understandings and agreements among the Parties, both written and oral, with respect to such subject matter.

Section 7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties.

Section 7.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties.

Section 7.10 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

Section 7.12 Submission to Jurisdiction. Any legal action, suit, or proceeding arising out of or relating to this Agreement may only be instituted in a state or federal court in the State of New York, and each Party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding.

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Section 7.13 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION LITIGATED IN ANY COURT BASED UPON, WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT AND ANY AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

TRAGARA ALPHA PARTNERS LLC

By:	/s/ Samuel H. Gaer
Name:	Samuel H. Gaer
Title:	President

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	President

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EXHIBIT A

LTI LETTER OF ENTITLEMENT

Liquid Trading Int’l LLP Letterhead

Sam Gaer

[Date]

Dear Sam

Allocation of Class D Membership Interest in Liquid Trading Int’l LLP (“the LLP”)

I am authorised by the Management Committee of the LLP to Inform you that, subject to the terms of this Letter, a corporate entity that you beneficially own and manage (“Your Member Entity”) is to be admitted as a Class D Member of the LLP.

1.	Timing and subscription

1.1	The D Member Interest will be issued to Your Member Entity promptly following your execution hereof.

1.2	Additionally, Your Member Entity is required to execute a Deed of Adherence (in the form attached to this letter) to the Third Amended and Restated LLP Agreement dated 15 February 2012 (“LLP Agreement”).

1.3	In accordance with the LLP Agreement, Your Member Entity is required to subscribe £100 (One Hundred Pounds Sterling) upon admission to Membership. For avoidance of doubt, it is confirmed, in accordance with the LLP Agreement, that Your Member Entity, as a Class D Member, is not required to make further contributions to the capital of the LLP.

2.	Entitlement

2.1	Please note that under the LLP Agreement, D Members share in profits of the LLP behind the entitlements of any C Members or B Members (in that order) who meet the conditions of their Trading Agreements (B Members) or Letters of Entitlement (C Members) for the receipt of profits.

2.2	Please also note that as a further priority to the receipt of a profit distribution by Your Member Entity, the D Member known as LT World Limited, which is controlled by Brian Ferdinand, is entitled to certain profit shares. Since the basis upon which any Member of the LLP is entitled to share in its profit is confidential as between that Member and the Management Committee, the disclosure to you or to Your Member Entity of any arrangements of this nature is not possible without the consent of the other Member or Members in question,

2.3	In this Letter, the term “Net Profit Pool” shall refer to such profits of the LLP in each Accounting Period as remain after distributions to which 2.1 and 2.2 above refer.

2.4	The intention is that Your Member Entity should receive in relation to each complete Accounting Period a discretionary share in the Net Profit Pool which is nevertheless expected to be 5% thereof (rateably adjusted for a partial Accounting Period) (“the Stipulated Percentage”).

3.	Services

3.1	Acting through Your Member Entity, you will be expected

(a)	to use your reasonable endeavours to procure new B and C Members for the LLP; and

(b)	to such degree as the Management Committee may reasonably direct, to assume responsibility for the supervision of such B and C Members as you are able to introduce to the LLP

3.2	For UK securities regulatory reasons, it is essential that each Member (in any class) is seen to play an active and regular part in the affairs of the LLP, to prevent the LLP from becoming classified as a “collective investment scheme” as defined in UK law, a status which has material adverse regulatory consequences (including criminal or disciplinary consequences). You will be guided at all material times by the Management Committee as to what level of involvement is required or expected of you.

4.	Exit Transaction

4.1	For the purposes of this Letter, “Exit Transaction” means any of the following:

(a)	the flotation of the LLP; or

(b)	the transfer of the A Member Interests in the LLP to another entity (“Holding Entity”) with a view to flotation or sale of the Holding Entity, or merger or reverse merger of the Holding Entity into a publicly quoted entity, or any analogous transaction.

4.2	Please note that no undertaking is given, and no enforceable representation has been made to you at any stage, as a condition of the issue of the D Member Interests to Your Member Entity, that there will be an Exit Transaction.

4.3	In, or in contemplation of, an Exit Transaction:

(a)	EITHER Your Member Entity’s D Interests will be commuted to A Member Interests representing the Stipulated Percentage of the total value of the A Membership of the LLP;

(b)	OR, where the Exit Transaction involves a Holding Entity, Your Member Entity’s D Interests will be cancelled in exchange for the issue to you or to Your Member Entity of equity in the Holding Entity (or an applicable superior holding entity) equal to the Stipulated Percentage, credited as fully paid.

4.4	The timing, structure and financial metrics of any Exit Transaction are wholly matters for the Management Committee, who may but shall have no duty to consult with you.

4.5	As from the implementation of an Exit Transaction, all entitlement to receive a profit distribution from the LLP in accordance with Section 2 of this Letter ceases.

5.	Termination prior to Exit

5.1	The LLP Agreement contains customary provisions which, among other things:

(a)	permit a Member to resign from the LLP; and

(b)	enable the Management Committee to expel a Member in certain specific circumstances.

5.2	Should Your Member Entity cease to be a D Member of the LLP (other than where this is in order to transfer that D Member Interest to a different entity which you manage and control, undertaken with the consent of the Management Committee and in accordance with the provisions of the LLP Agreement governing transfer of Interests), then if no Exit Transaction has taken place by such time, it is clarified that neither you nor Your Membership Entity shall be entitled to participate in any such Exit Transaction.

5.3	The Management Committee, additional to any powers to expel Your Membership Entity set out in the LLP Agreement, has the right to expel Your Membership Entity from the LLP if you or an entity which you manage or control shall cease to remain connected with Liquid Holdings Group LLC (“LHG”) or any entity with which LHG may enter into a transaction for its sale, flotation, merger, reverse merger or analogous transaction.

Yours sincerely

Brian Ferdinand

For Management Committee, Liquid Trading Int’l LLP

Executed and Delivered as a Deed           )

this             day of                 2012            )

By [                                     ]LLC             )

Acting by Samuel Gaer as its                  )

Managing Member, in the presence of     )

Name:

Address:

EXHIBIT B

IP OWNERSHIP AGREEMENT

JOINT INTELLECTUAL PROPERTY OWNERSHIP AGREEMENT

This JOINT INTELLECTUAL PROPERTY OWNERSHIP AGREEMENT (the “Agreement”) is made and entered into as of April 25, 2012 by and between Neil Citrone (“Agent”) as agent for Vincent Viola (“Principal”) and Tragara Alpha Partners, LLC, a New York limited liability company (“Tragara”) (collectively, the “Parties”).

WHEREAS, Agent and Tragara are parties to an Independent Contractor Agreement dated as of December 18, 2009 (the “ICA”) providing for, among other things, the ownership rights of the Parties to an algorithmic computer trading program (the “IP Program”) after the termination of the ICA; and

WHEREAS, the ICA has now been terminated and the Parties wish to clarify the ownership rights of the Parties in the IP Program subsequent to such termination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

1	OWNERSHIP AND USE OF THE IP PROGRAM

1.1	This Agreement shall supersede the ICA with regard to rights in and to the IP Program, as defined and referred to in the ICA, and the terms of the ICA shall be of no further force or effect with regard to rights and obligation relating to the IP Program, except as explicitly set forth herein.

1.2	Agent and Tragara are joint owners of the IP Program and all copyrights and other intellectual property rights therein. Each Party acknowledges the other Party’s ownership of and right, title and interest in and to the IP Program.

1.3	Subject to the terms and conditions of this Agreement, including without limitation Article IV (Confidentiality):

1.3.1	Agent and Tragara may each use, reproduce, distribute, display, modify and otherwise exploit, the IP Program.

1.3.2	Agent and Tragara may each license, transfer or otherwise assign their respective ownership rights in the IP Program. Any such license, transfer or assignment shall be subject to the rights of the other Party in the IP Program. For the avoidance of doubt, neither Party may grant an exclusive license in the IP Program or any portion thereof.

1.3.3	Agent and Tragara may each make or have made derivative works of the IP Program. Each Party shall independently own any derivative works based on the IP Program created by such Party, subject to the Parties’ joint ownership of the underlying IP Program.

1.4	For purposes of the Parties’ rights hereunder, the “IP Program” shall include the algorithmic computer trading program as it existed on [November 1, 2010], all improvements, enhancements and modifications thereto incorporated into the IP Program as of such date, all object code, source code and documentation therefore existing as of such date, and all copies thereof in all media, including but not limited to electronic, magnetic, optical or other versions.

1.5	Neither Party shall be obligated or required to share with the other Party any updates, enhancements, modifications, revisions, upgrades or other changes to the IP Program made or incorporated into the IP Program after [November 1, 2010].

2	PROCEEDS FROM EXPLOITATION, LICENSING OR TRANSFER

2.1	Each Party shall be entitled to retain all revenues, profits and other proceeds that it derives from the IP Program or the use thereof, including exploitation, licensing or transfer of the IP Program.

2.2	For the avoidance of doubt, the Parties shall have no duty to share or account to each other for any proceeds from the IP Program or the use thereof.

2.3	The foregoing shall apply to all successors, assigns, heirs and other owners of any right, title or interest in the IP Program.

3	CONFIDENTIALITY

3.1	Except as necessary to allow the Parties to exercise their respective rights set forth Sections 1.3 above, the confidentiality obligations set forth in Section 12.2 and 12.3.1 of the ICA shall continue in full force and effect in perpetuity.

3.2	For the avoidance of doubt, neither Party may purport to dedicate the IP Program to the public domain, or license the IP Program under a Creative Commons or “copyleft” license or any other license that allows the IP Program to be freely shared with the public.

4	TERM AND TERMINATION

4.1	This Agreement shall be perpetual and irrevocable and may not be terminated by either Party.

5	MISCELLANEOUS

5.1	This Agreement may be amended, modified or supplemented only by a written instrument signed by the Parties.

5.2	This Agreement and the ICA embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. In the event of any conflict between this Agreement and the ICA, this Agreement shall control.

5.3	Except as set forth herein, the terms and conditions of the ICA deemed to survive pursuant to Section 31 (Survival) thereof shall continue to survive pursuant to such Section 31.

5.4	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.5	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

5.6	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed entirely within the State, without regard to the conflicts of laws rules thereof. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in Manhattan for the purposes of enforcing this Agreement. In connection with any such action or proceeding, each Party hereby waives all rights to a trial by jury and consents to a trial by judge only.

5.7	This Agreement may be executed in counterparts, each of which shall be deemed to be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Neil Citrone
NEIL CITRONE, as agent for Vincent Viola

TRAGARA ALPHA PARTNERS, LLC

By:	/s/ Samuel H. Gaer
Samuel H. Gaer
Member

ACKNOWLEDGED AND AGREED:

/s/ Vincent Viola
VINCENT VIOLA

EXHIBIT C

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 27th day of April, 2012 by and between Liquid Holdings Group, LLC, a Delaware limited liability company (“Holdings” or the “Employer”), and Samuel H. Gaer (the “Executive”). Holdings, any direct or indirect wholly-owned subsidiary of Holdings, and any other affiliate company of the foregoing are sometimes referred to herein individually as a “Liquid Company” and collectively as the “Liquid Company Group”.

BACKGROUND

WHEREAS, Holdings has determined that it is in its best interests to enter into this Agreement setting forth the obligations and duties of Holdings and the Executive (individually, a “Party” and together, the “Parties”); and

WHEREAS, the Employer wishes to employ the Executive for the period hereinafter provided, and the Executive is willing to be employed by the Employer for said period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Employer, on the terms and conditions set forth herein.

2. Term. Subject to the provisions for earlier termination as hereinafter provided, the term of this Agreement will begin on the Start Date (as defined below) and will continue until the first anniversary of the Start Date (the “Initial Term of Employment”). This Agreement will be automatically renewed for successive one (1) year terms (each, a “Renewal Term”) unless either Employer or Executive sends written notice of termination to the other Party not less than sixty (60) days prior to the expiration of the Initial Term of Employment or any Renewal Term thereof. The Initial Term of Employment together with any Renewal Term(s) will hereinafter be referred to as the “Term of Employment.” For the purposes of this Agreement, the term “Start Date” shall mean the date that is five calendar days following Executive’s delivery of written notice to the Company in the form attached hereto as Exhibit A, provided, however, that in no event shall the Start Date be later than June 1, 2012.

3. Position and Duties; Place of Performance.

(a) The Executive will serve as Chief Executive Officer of Holdings, and in such role Executive shall have such duties, responsibilities and authority customarily possessed by an executive in such position (subject to the input, direction and oversight of the board of managers of Holdings (the “Board”)), together with such other duties as may reasonably be assigned from time-to-time by the Board. During the Term, the Executive will also be a member of the Board.

(b) The Executive will devote his full time and best efforts to his employment and perform diligently his duties hereunder; provided, the Executive may make personal investments, engage in such outside non-competitive business activities or engage in other activities for any charitable or other non-profit institution, provided that such activities do not materially interfere with the performance of the Executive’s duties hereunder. Executive’s principal place of work shall be located at Holdings’ principal office in Manhattan, New York.

(c) Executive shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Employer may establish and maintain in effect from time to time, including the Employer’s Code of Conduct (collectively, the “Policies”).

4. Base Salary. The Executive will receive from the Employer an annual aggregate base salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”), payable in accordance with the standard practice of the Employer in the payment of salaries of its employees but no less frequently than monthly. The Board will review the Base Salary annually, and may, in its sole and absolute discretion, increase the Base Salary. The Executive’s Base Salary may not be reduced.

5. Other Benefits. During the Term of Employment, the Executive will be (a) entitled to participate in the Liquid Holdings Group, LLC Equity Incentive Plan (or similar substitute equity incentive plan) to the same extent as Holdings’ Chairman and President, in each case as determined by the Board. During the Term of Employment, the Executive will also be provided with such medical, insurance and other employee privileges and benefits (“Benefits”) as are afforded generally from time to time to other executive employees of the Liquid Company Group; provided, however, that at a minimum, the Executive and his family shall be entitled to be covered under a comprehensive medical insurance program. The Executive will be entitled to four (4) weeks of vacation per year; provided that such vacation shall not be taken in more than two consecutive weeks.

6. Expense Reimbursement. During the Term of Employment, the Executive will be entitled to prompt reimbursement by the Employer for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under, and otherwise subject in all respects to, the Policies.

7. Termination of Employment. Executive shall be an at-will employee of the Employer and, subject only to the terms of this Agreement, Executive’s employment may be terminated for any reason or no reason and at any time, including, without limitation, under the following circumstances:

(a) Death. The Executive’s employment shall be terminated upon his death.

(b) Disability. The Executive’s employment may be terminated by the Employer due to illness or other physical or mental disability of the Executive, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).

(c) Cause. The Executive’s employment may be terminated by the Employer for Cause. For purposes of this Agreement, the Employer will have “Cause” to terminate the Executive’s employment upon:

(i) the Executive’s conviction or plea of nolo contendere for any felony;

(ii) the Executive’s commission of any act of embezzlement, theft, or fraud, or any misappropriation by the Executive of funds or property of any Liquid Company, or any other willful misconduct or deliberate injury to any Liquid Company in the performance of his duties hereunder;

(iii) the Executive’s willful failure to correct, cease or otherwise alter any act or omission that, directly or indirectly, could reasonably be expected to have a material adverse effect on the business or operations of any Liquid Company, in each case where such failure shall continue beyond a period of fifteen (15) calendar days immediately following Executive’s receipt of written notice from the Board;

(iv) the Executive’s intentional failure to perform his duties or carry out lawful directions of the Board; or

(v) the Executive’s willful material breach of any provision of this Agreement or any other agreement between the Executive and any Liquid Company, in each case where such breach shall continue beyond a period of fifteen (15) calendar days immediately following Executive’s receipt of written notice from the Board thereof.

Any termination for Cause shall be effectuated by giving the Executive written notice setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provision(s) of this Agreement on which the Employer relied.

Any termination for Cause will not be in limitation of any other right or remedy the Employer has under this Agreement or otherwise. In the event that the Executive’s employment is terminated by the Employer for Cause, any amount due to the Executive under Section 8 below may be offset to the extent of any losses resulting, directly or indirectly, to the Liquid Company Group from Executive’s conduct resulting in the for Cause termination.

(d) Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive for “Good Reason.” For the purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment upon:

(i) any reduction in Executive’s Base Salary;

(ii) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including, without limitation, status, office, title and reporting chain), authority, duties or responsibilities hereunder, or any other action that results in a material diminution in any such position, duties, authority or responsibilities hereunder;

(iii) any change in Executive’s principal place of work to a location outside Manhattan, New York without the prior written consent of Executive; or

(iv) any other material breach by the Employer of this Agreement, where the breach shall continue beyond a period of fifteen (15) calendar days immediately following the Board’s receipt of written notice from the Executive thereof.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”), not later than 60 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relied. The Employer shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Employer shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Executive does not terminate employment during such 30-day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

8. Compensation Upon Termination.

(a) If the Executive’s employment is terminated as a result of the Executive’s death or Disability, he, or his estate, will be entitled to:

(i) any Base Salary earned but not yet paid;

(ii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iii) other compensation or Benefits accrued and earned by the Executive through the date of his death or Disability in accordance with applicable plans and programs of the Employer.

(b) If the Executive’s employment is terminated by the Employer for Cause, or by the Executive for other than Good Reason, the Executive will be entitled to:

(i) any Base Salary earned but not yet paid:

(ii) reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iii) other compensation or Benefits accrued and earned by the Executive through the date of his termination, in accordance with applicable plans and programs of the Employer.

(c) If the Executive’s employment is terminated by the Employer without Cause, or terminated by the Executive for Good Reason, the Executive will be entitled to:

(i) any Base Salary earned but not yet paid;

(ii) continuation of the Base Salary (the “Severance Payments”), at the rate in effect on the date of his termination of employment (determined without regard to any reduction constituting Good Reason) and, subject to Section 8(d), payable to the Executive in accordance with the Employer’s standard payroll procedures, for the period from the date of termination through the expiration of the then current Term of Employment (the “Severance Period”);

(iii) reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment;

(iv) other compensation or Benefits accrued and earned by the Executive through the date of his termination, in accordance with applicable plans and programs of the Employer; and

(v) continuation of Benefits that are made available to executive employees of the Employer in general in accordance with applicable plans and programs of the Employer until the expiration of the Severance Period.

(d) Any amounts due under this Section 8 are in the nature of severance payments or liquidated damages or both, and will fully compensate the Executive and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of lawful termination of the Executive’s employment, and they are not in the nature of a penalty. In order to receive any of the Severance Payments, prior to the payment of such amounts, Executive shall execute and agree to be bound by a release of claims substantially in the form attached hereto as Exhibit B within sixty (60) days after the date of termination of the Executive’s employment. Any Severance Payments due prior to the sixtieth day after the date of the Executive’s termination of employment shall be payable on the first payroll date following such sixtieth day and the remaining Severance Payments shall be made in accordance with the Employer’s standard payroll schedule. The Employer shall tender the release of claims to the Executive within fifteen (15) days following the date of his termination of employment and, upon any failure of the Employer to so tender such release within such time period, the Executive’s obligation to provide such release in order to receive the Severance Payments shall cease to apply.

(e) The Executive shall not be required to seek other employment or attempt in any way to mitigate or reduce the amounts payable to him under this Section 8 and such amounts shall not be reduced by any compensation earned by the Executive subsequent to the termination of his employment with the Employer.

(f) For the avoidance of doubt, Executive will not be entitled to a Severance Payment as a result of the Employer’s election not to renew this Agreement pursuant to Section 2.

(g) Upon the Executive’s termination of employment with Employer, the Executive’s employment with any other Liquid Company shall terminate and the Executive shall immediately resign from all other positions with any Liquid Company.

9. Non-Competition & Other Covenants.

(a) The Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Liquid Company Group’s business and operations and that the Employer would be irreparably injured and the goodwill of the Employer would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 10. The Executive further acknowledges that the covenants set forth in this Section 10 are reasonable in scope and duration and do not unreasonably restrict the Executive’s association with other business entities, either as an employee or otherwise as set forth herein.

(b) During the Term of Employment and upon termination of the Executive’s employment or non-renewal of this Agreement pursuant to Section 2, for one (1) year thereafter (the “Noncompete Period”), the Executive must not in North America, or in any foreign country in which the Liquid Company Group is, as of the date of termination, conducting business or has taken significant steps to commence conducting business, directly or indirectly, whether as an individual on the Executive’s own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

(i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in the Business, as described in Section 9(d);

(ii) employ, or solicit for employment, other than by means of general advertising to the public, any present, former or future employee of any Liquid Company that is employed by a Liquid Company during the Term of Employment; or

(iii) affirmatively induce, other than by means of general advertising to the public, any person who is a present or future employee, officer, agent, affiliate or customer of any Liquid Company during the Term of Employment to terminate his, her or its relationship with such Liquid Company.

(c) Notwithstanding anything herein to the contrary, the Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as the aggregate holdings of the Executive represent less than five percent (5%) of the outstanding shares of such class of capital stock or equity.

(d) For purposes of Section 9(a), the “Business” shall mean:

(i) Operation of a so-called “Mini Prime Brokerage” that services hedge funds with less than $50 million of assets under management with a variety of services including capital introduction, execution services, office space, and technology;

(ii) Operation of FINRA-registered broker dealer or NFA-registered Futures Commission Merchant; or

(iii) Operation of a commercial “front end” trading technology company and/or “risk management” technology company engaged in selling/licensing “front end” trading systems and/or “risk management” systems to traders or firms and receiving remuneration for the license. A “front end” is a program that enables a trader to enter orders to a single or multiple exchanges on a manual basis. A “risk management” system is used to evaluate and quantify risk of traders’ and/or firms’ trading exposure.

(e) Notwithstanding the foregoing, Section 9(a) shall not preclude the Executive from (i) forming or operating his own hedge fund, (ii) working at or managing a hedge fund (except for any such fund that has a controlling interest, directly or indirectly, in any entity engaged in the Business), (iii) trading for his own account (individually or within a partnership construct), (iv) creating a technology company which does not operate in the financial services space, is not engaged in the Business and does not otherwise compete with any member of the Liquid Company Group, and/or (v) creating technology that will support his personal trading, which technology will not be sold, resold or licensed; provided that in all cases Executive shall continue to be bound by the terms and conditions set forth in the Proprietary Rights Agreement (as defined below).

10. Rights and Remedies Upon Breach.

(a) The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of Section 9, the Employer will be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 10(a) will be deemed to limit the Employer’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement which may be pursued or availed of by the Employer.

(b) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

(c) In the event the Employer has successfully asserted in a formal legal action that the Executive is violating any legally enforceable provision of Section 9 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the assertion until the violation ceases.

11. Executive’s Representations & Warranties. Executive represents and warrants to the Employer and Holdings as follows:

(a) Executive is not now, and will not become during the Term of Employment, a party to or otherwise subject to any other agreement or restriction that could interfere with his employment with the Employer or his or the Employer’s rights and obligations hereunder. Executive’s acceptance of employment with the Employer and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other third party, including, without limitation, any non-competition agreement, non-solicitation agreement, or confidentiality agreement.

(b) Executive: (i) is not subject to an order of the United States Securities and Exchange Commission (the “SEC”) issued under Section 203(f) of the Act; (ii) has not been found by the SEC to have engaged in, and has not been convicted of engaging in, any of the conduct specified in Section 203(e)(l), (5) or (6) of the Act; and (iii) is not subject to an order, judgment or decree described in Section 203(e)(4) of the Act. Executive has not been convicted within the last 10 years of any felony or misdemeanor.

12. Assignability; Binding Nature. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and personal representatives (in the case of the Executive in the event of his death or Disability) and permitted assigns. The Executive’s heirs and personnel representatives are intended third party beneficiaries hereunder. No rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which an Employer is not the continuing entity, or (b) a sale or liquidation of all or substantially all of the assets of the Liquid Company Group, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Liquid Company Group and such assignee or transferee assumes the liabilities, obligations and duties of the Liquid Company Group, as contained in this Agreement, either contractually or as a matter of law. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

13. Entire Agreement. This Agreement, together with the Form of Release attached hereto as Exhibit A and the Confidentiality and Proprietary Rights Assignment Agreement attached hereto as Exhibit C (the “Proprietary Rights Agreement”), contains the entire understanding of the Parties with regard to its subject matter and supersedes all prior agreements and understandings between the Parties with regard to their subject matter.

14. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and authorized officers of the Employer and Holdings. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or authorized officers of the Employer and Holdings, as the case may be.

15. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

16. Survivorship. The respective rights and obligations of the Parties and third party beneficiaries hereunder will survive any termination of the Executive’s employment with the Employer to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

17. Dispute Resolution. In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach hereof, such dispute shall be submitted to binding arbitration through the Financial Industry Regulatory Authority. The Parties agree that each will bear their own costs and attorneys’ fees and the arbitrator shall not have authority to award attorneys’ fees or costs to any Party. The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement. The decision of the arbitrator shall be final and binding on the Parties. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 10 above or the Proprietary Rights Agreement will be subject to arbitration under this Section_l7, but will instead be subject to determination in a court of competent jurisdiction applying New York law, consistent with Sections 18, 19 and 20 of this Agreement, where either party may seek injunctive or equitable relief.

18. Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the laws that might be applied under principles of conflicts of law.

19. Consent to Jurisdiction. Any legal action, suit, or proceeding arising out of or relating to this Agreement may only be instituted in a state or federal court in the State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding.

20. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION LITIGATED IN ANY COURT BASED UPON, WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT AND ANY AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF

LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

21. Miscellaneous.

(a) The Employer shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive.

(b) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision.

(c) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon or following a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and shall be delayed and paid or provided, without interest, on the earlier of (i) the first business day after the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

(d) After the Executive’s termination of employment, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Employer.

(e) Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A of the Code because the benefits are outside the scope of Section 1.409A-l(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(l)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Company within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

22. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given; (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 20):

If to Holdings:	800 Third Avenue, 39th Floor
New York, NY 10022
Attention: Brian Ferdinand, President
Telephone: (212)659-4160
Facsimile:
E-mail: bferdinand@liquidtrading.co.uk

with a copy to:	Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
Attention: Kevin A. Christmas
Telephone: (215)851-8163
Facsimile: (215)851-1420
E-mail: kchristmas@reedsmith.com

If to the Executive:	Samuel H. Gaer
525 East 72nd Street - Apt. 44F
New York, NY 10121
Telephone: (212)249-7101
E-mail: Samgaer67@yahoo.com

with a copy to:	Dickstein Shapiro LLP
1633 Broadway
New York, NY 10019
Attention: Gary L. Schoenbrun
Telephone: (212)277-6586
Facsimile: (212) 277-6501
E-mail: SchoenbrunG@dicksteinshapiro.com

23. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first above written.

LIQUID HOLDINGS GROUP, LLC

By:	/s/
Name: Brian Ferdinand
Title: President

EXECUTIVE:

/s/ Samuel H. Gaer
Samuel H. Gaer

Signature Page to

Executive Employment Agreement

EXHIBIT A

FORM OF NOTICE

[INSERT DATE]

Liquid Holdings Group, LLC

800 Third Avenue, 39th Floor

New York, NY 10022

Attn: Brian Ferdinand, President

Re: Start Date under Executive Employment Agreement

Gentlemen:

Reference is made to that certain Executive Employment Agreement, dated as of April 27, 2012, by and between Samuel Gaer and Liquid Holdings Group, LLC (the “Employment Agreement”). In accordance with Section 2 of the Employment Agreement, this letter constitutes written notice that the Start Date under and as defined in the Employment Agreement shall be [INSERT DATE THAT IS 5 CALENDAR DAYS FROM THE DATE OF THIS LETTER].

Yours Truly,

Samuel Gaer

EXHIBIT B

FORM OF RELEASE

FORM OF RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Release”), dated as of [                    ], is made and entered into by and between Liquid Holdings Group, LLC, a Delaware limited liability company (the “Company”), and Samuel H. Gaer (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, dated as of [                    ] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company terminated effective [                    ] (the “Date of Termination”) and Executive is entitled to receive severance and other benefits, as set forth in Section 8(c) of the Employment Agreement subject to the execution of this Release;

WHEREAS, in consideration for Executive’s signing of this Release, the Company will provide Executive with such severance and benefits pursuant to Section 8(c) of the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive in connection with the Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Termination Date. The Company and the Executive hereby agree that the Executive’s termination of employment was effective on the Date of Termination.

2. Release of Claims.

(a) Release by Executive. The Executive, and his heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees that the Executive’s employment with the Company terminated on the Date of Termination and as of the Effective Date hereby REMISE, RELEASE and FOREVER DISCHARGE Company and any individual or organization related to the Company and against whom or which the Executive could assert a claim, including any and all agents, affiliates, parents, subsidiaries and their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter referred to collectively as “Releasees”), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which he had, has, or may have against Releasees from the beginning of the Executive’s employment or other service with the Company to the Effective Date arising from or relating in any way to the Executive’s relationship to the Company as an employee, other service provider and the termination of his employment relationship with the Company, other than the Release Exclusions (as hereinafter defined), including without limitation claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Executive Retirement Income Security Act 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act, as amended 29 U.S.C. § 621 et seq. (the “ADEA”), the federal Equal Pay Act, the Family and Medical Leave Act the Worker Adjustment and Retraining Notification (WARN) Act, the New York Labor Law, any New York law on executive leaves, and any New York law on payment of wages, any other claim under any federal, state, or local common law, statutory or regulatory provision, now or hereafter recognized, and all claims for counsel fees and costs.

(b) Third Party Claims. The Executive agrees and covenants that should any other person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding arising from or relating in any way to the Executive’s employment relationship to the Company, the Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding.

(c) Exclusion. This Release does not give up the Executive’s rights, if any, to (i) a claim that Executive has or may have to enforce any rights under Section 8(c) of the Employment Agreement or under this Agreement, (ii) make or pursue any claim for benefits under any employee benefit plan (as defined in Section 3(8) of the Executive Retirement Income Security Act of 1974, as amended) sponsored by the Company arising from Executive’s participation in such plan, (iii) indemnification from the Company under its Limited Liability Company Agreement or any other applicable agreement or policy, or (iv) make or pursue any claim relating to his interest as a Member of the Company (the “Release Exclusion”).

(d) Initiated Claims. Executive affirms that that he has not filed any complaint, charge, or lawsuit against any of the Releasees with any court or government agency that raises any claim released in this Release. In the event that the Executive has initiated any complaint, charge or lawsuit against any of the Releasees released in this Release, the Executive shall promptly take and all steps necessary to dismiss with prejudice any and all pending complaints, charges and grievances against the Company or Releasees, regardless of whether they are or have been filed internally or with the Company or with any court of competent jurisdiction.

(e) Forfeiture of Payments Due to Executive Breach. The Executive further acknowledges and agrees that if the Executive engages in a material breach of the Post Termination Restrictions or the Executive’s obligations or covenants set forth in this General Release for which specific performance under Section 4(a) is obtained by the Employer pursuant to injunctive relief, he will forfeit all payments made or benefits provided to him under this General Release and all future payments and benefits hereunder shall immediately terminate as of the date of such breach.

(f) Limitations. Executive is not waiving any rights or claims which cannot legally be waived by this Release, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims. Subject to the foregoing, this Release shall operate as a release of any and all claims released hereunder to the fullest extent of applicable law.

(g) No Admission of Violation. The Executive agrees and acknowledges that this Release is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any Releasees.

3. Executive Acknowledgments.

(a) Review and Revocation Period. The Executive agrees and acknowledges that he has the right to consider this Release for a period of twenty-one (21) days, and that he has signed on the date indicated below after concluding that this Release is satisfactory to him. The Executive also understands that he has the right to revoke this Release for a period of seven (7) days following execution by giving written notice to the Company at, in accordance with the notice provisions of this Release, in which event the provisions of this Release shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

(b) Effective Date. The Effective Date of this Release shall be the 8th day following the date the Executive executes the Release so long as the Executive has not revoked this Release following the execution by the Executive as described in Section 3(a) above. The Effective Date of this Release shall not be prior to the Date of Termination.

(c) Full Satisfaction. The Executive agrees and acknowledges that upon payment of the amounts and benefits set forth in Section 8(c) of the Employment Agreement, the Company will have satisfied any and all liability or any obligations of the Company to the Executive under any contracts or agreements between the Executive and the Company relating to his employment.

(d) Confidential Release. The Executive further agrees, covenants and promises that he will not in any way communicate the terms of this Release to any person other than his immediate family and his attorney and financial consultant. It is expressly understood that any violation of the confidentiality’ obligation imposed hereunder constitutes a material breach of this Release. Notwithstanding the first sentence of this paragraph, the Executive may, to the extent necessary, disclose the terms of this Release to resolve any dispute or enforce his rights under any provision of the Release.

(e) Review. Executive hereby certifies that he has read the terms of this Release and understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company, and each and every Releasee from any legally waivable legal action arising, including the ADEA, out of his employment relationship with the Company and the termination of that employment relationship.

(f) Advice of Counsel. Executive further certifies that he has hereby been advised in writing to consult with his attorney concerning this Release and its terms and effects, The Executive acknowledges, further, that he is executing this Release of his own volition with a full understanding of its terms and effects in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to the Executive concerning the terms or effects of this Release other than those contained herein.

(g) Contractual Duties. The Executive agrees and acknowledges that the Company has no obligation, contractual or otherwise to the Executive with respect to his employment, except as provided herein. The Executive further agrees and acknowledges that the Executive is subject to certain post-employment obligation and covenants under (i) Section 9 of the Employment Agreement relating to non-competition and other covenants and (ii) the Proprietary Rights Agreement between the Executive and the Company which is part of the Employment Agreement (the “Post-Termination Restrictions”)

(h) No Reemployment. The Executive hereby agrees and recognizes that, as of his Date of Termination, Executive’s employment relationship with the Company has been permanently and irrevocably severed. Should Executive ever apply for employment or reemployment with the Company or the other Releasees (as defined above) in the future, this Release shall constitute an irrevocable request by Executive that such application be withdrawn and not considered and, if already hired, shall constitute an irrevocable resignation.

4. Miscellaneous.

(a) Specific Performance. Any breach of the provisions of this Release or the Post-Termination Restrictions by the Executive will result in irreparable injury to the Company and the remedy at taw alone will be an inadequate remedy for such breach and, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Release or the Post-Termination Restrictions by the Executive and obtain both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of posting a bond or proving actual damages.

(b) Severability. In case any of the provisions contained in this Release shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Release, but this Release shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Release shall be construed as if such invalid, illegal or unenforceable provision or. part of a provision had never been contained in this Release.

(c) Entire Release. The Executive and the Company agree that this Release is intended to represent the full and complete understanding and agreement of the parties with respect to the subjects addressed herein and that, except as otherwise provided herein, all prior and contemporaneous statements, understandings and agreements of the parties regarding such subjects are intended to be and are superseded by this Release. Except as set forth expressly herein, Executive acknowledges and agrees that no promises or representations have been made to him in connection with the termination of employment, or the terms of this Release.

(d) Amendment. This Release may only be modified or amended by a supplemental written agreement signed by Executive and the Company. The Company may assign its rights under this Release, in whole or in part, to any of its affiliates without the consent of Executive.

(e) Governing Law. This Release shall be construed and interpreted in accordance with the laws of the State of New York without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Release to the substantive law of another jurisdiction. The parties hereby irrevocably submit themselves to the exclusive jurisdiction and venue of the state and federal courts sitting in New York City, New York with respect to any claim or dispute arising from or pertaining to, directly or indirectly, this Release in which the primary relief sought is an equitable remedy such as an injunction. The parties hereby waive any right to assert by way of motion, as a defense or otherwise in any proceeding brought in any such court, any claim that they are not subject to the jurisdiction of such court, that such proceeding is brought in an inconvenient forum or that the venue of such proceeding is improper. Each party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions below.

(f) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this sub-section (f)):

If to the Company:	If to the Executive:

800 Third Avenue, 39th Floor	Samuel H. Gaer
New York, NY 10022	525 East 72nd Street Apt 44F
Attention: Brian Ferdinand, President	New York, NY 10021
Telephone: (212) 659-4160	Attn: Samuel H. Gaer
Facsimile:	Email: samgaer67@yahoo.com
E-mail: bferdinand@liquidtrading.co.uk

With a copy to:	With a copy to:

Reed Smith LLP	Dickstein Shapiro LLP
2500 One Liberty Place	1633 Broadway
1650 Market Street	New York, NY 10019
Philadelphia, PA 19103	Attention: Gary L. Schoenbrun
Attention: Kevin A. Christmas	Telephone: (212) 277-6586
Telephone: (215) 851-8163	Facsimile: (212) 277-6501
Facsimile: (215) 851-1420	E-mail:
E-mail: kchristmas@reedsmith.com	SchoenbrunG@dicksteinshapiro.com

(g) Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Release and all of which, when taken together, will be deemed to constitute one and the same agreement.

(h) Headings. The headings of Sections in this Release are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Release. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first above written.

LIQUID HOLDINGS GROUP, LLC:

By:

Name:

Title:

EXECUTIVE:

By:

Name:	Samuel H. Gaer

Address:

[SIGNATURE PAGE TO RELEASE OF CLAIMS]

EXHIBIT C

CONFIDENTIALITY AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

Confidentiality and Proprietary Rights Assignment Agreement

This Confidentiality and Proprietary Rights Assignment Agreement (this “Agreement”) is entered into as of April 27, 2012 (the “Effective Date”) by and between Liquid Holdings Group, LLC, a Delaware limited liability company (collectively with its direct and indirect subsidiaries and affiliates, the “Company”) and Samuel H. Gaer (“Executive”). The Company and Executive are collectively referred to herein as the “Parties”.

NOW, THEREFORE, in consideration of Executive’s employment by the Company, which Executive acknowledges to be good and valuable consideration for Executive’s obligations hereunder, the Parties hereby agree as follows:

1.	Confidentiality and Security.

(a)	Confidential Information.

Executive understands and acknowledges that during the course of employment by the Company, Executive will have access to and learn about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company and its businesses, existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, the term “Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, distributor lists, and buyer lists of the Company or its businesses, or of any other person or entity that has entrusted such information to the Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information developed by Executive in the course of Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf,

(b)	Disclosure and Use Restrictions.

Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except in the good faith performance of Executive’s authorized employment duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except in the good faith performance of Executive’s authorized employment duties to the Company. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company. In addition, this section does not, in any way, restrict or impede Executive from discussing the terms and conditions of Executive’s employment with his attorneys, accountants, financial advisors, members of his immediate family, and co-workers or union representatives or exercising Executive’s rights under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by law,

(c)	Duration of Confidentiality Obligations.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment by the Company) and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

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2.	Proprietary Rights.

(a)	Work Product.

Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product (as defined below) is prepared or whose equipment or other resources are used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively. “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, the Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

(b)	Work Made for Hire; Assignment.

Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that any Work Product is not construed to be a work made for hire, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

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(c)	Further Assurances; Power of Attorney.

During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company, at the Company’s expense, to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as any Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the fullest extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(d)	Moral Rights.

To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(e)	No License.

Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

3.	Security.

(a)	Security and Access.

Executive agrees and covenants (i) to comply with all the Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, the Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other the Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities Information Technology and Access Resources except in the course of his duties to the Company; and (iii) not to access or use any Facilities Information Technology and Access Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing

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by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with, any Facilities Information Technology and Access Resources or other the Company property or materials by others,

(b)	Exit Obligations.

Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Company’s request at any time during Executive’s employment, Executive shall (A) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, fax machines, equipment, speakers, manuals, reports, files, books, compilations, Work Product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (B) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-the Company devices, networks, storage locations and media in Executive’s possession or control.

4.	Publicity.

Executive hereby consents to any and ail uses and displays, by the Company and its agents, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications and all other printed and electronic forms and media throughout the world, at any time during or after the period of Executive’s employment by the Company, for all legitimate business purposes of the Company (“Permitted Uses”). Executive hereby forever releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Executive’s employment by the Company, in connection with any Permitted Use.

5.	Non-Disparagement.

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors and other associated third parties, This section does not, in any way, restrict or impede Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act or any other protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

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6.	Acknowledgement.

Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and the Company’s rights under this Agreement; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7.	Remedies.

In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary’ or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.	Successors and Assigns.

(a)	Assignment by the Company.

The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

(b)	No Assignment by Executive.

Executive may not assign this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.

9.	Governing Law: Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any stale or federal court located in the State of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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10.	Entire Agreement.

Unless specifically provided herein, this Agreement contains all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.	Modification and Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company (other than Executive), No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay’ by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege,

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein,

13.	Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

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14.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above,

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	President

EXECUTIVE

/s/ Samuel H. Gaer
Samuel H. Gaer

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EXHIBIT D

INVESTOR REPRESENTATION LETTER

April 27, 2012

Liquid Holdings Group, LLC

800 Third Avenue

New York, NY 10022

Reference is made to that certain Contribution Agreement of even date herewith (the “Contribution Agreement”) by and among Tragara Alpha Partners LLC and Liquid Holdings Group, LLC (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement. The undersigned is delivering this letter to the Company pursuant to Section 2.02(a)(vii) of the Contribution Agreement.

The undersigned, Samuel H. Gaer (“Gaer”), hereby represents and warrants to the Company and acknowledges that:

1. the Units have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, are being issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of the Limited Liability Company Agreement of Company have been complied with;

2. Gaer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, and agrees that he will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

3. the Units are being acquired for Gaer’s own account solely for investment and not with a view to resale or distribution thereof:

4. Gaer has conducted his own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Company and acknowledges that they have provided adequate access to the personnel, properties, premises and records of Company for such purpose;

5. the determination to acquire the Units has been made by Gaer independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of Company that may have been made or given by Company or by any agent or employee of the Company; and

6. Gaer has the knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in Company and making an informed decision with respect thereto.

** Remainder of Page Intentionally Blank, Signature Page Follows **

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IN WITNESS WHEREOF, the undersigned has executed this letter this 27th day of April, 2012.

/s/ Samuel H. Gaer
SAMUEL H. GAER

EXHIBIT E

DEED OF ADHERENCE

LIQUID TRADING INT’L LLP

Deed of Adherence to the LLP Agreement

To:	The Management Committee, Liquid Trading Int’l LLP (the “LLP”)

Applicant:	[Sam Gaer entity]

Of [address]

Date:	[ ] 2012

1	I/We have received and read a copy of the third amended and restated Limited Liability Partnership agreement relating to the LLP dated 15 February 2012 (the “LLP Agreement”) and attached to this Deed of Adherence

2	Having considered the terms of the LLP Agreement in detail, I/we hereby irrevocably apply to become a Class D Member in the LLP in accordance with clause 25.2 therein. Upon your acceptance of this Deed of Adherence, I/we agree to abide by and be bound by the terms of the LLP Agreement at all times as if I/we were named therein as a Class D Member.

3	I/We confirm that my/our application to become a Member is not made in reliance on any information, representations or warranties, howsoever provided, made or (as the case may be) given, by or on behalf of the LLP. I/We understand and have fully evaluated the risks connected with becoming a Member.

4	The representations and warranties in the Schedule to this Deed of Adherence are made by me/us in accordance with applicable US securities regulations, and are deemed to be incorporated in this Deed of Adherence.

5	This Deed of Adherence shall be governed by and construed in accordance with English law.

6	Words and expressions used in the body of this Deed of Adherence shall bear the same meanings as in the LLP Agreement. Words and expressions that are separately defined in and for the purposes of the Schedule to this Deed shall bear the definitions assigned to them there.

This Deed of Adherence has been executed as a deed and is delivered and takes effect on the date at the beginning of this deed of adherence.

Schedule

US Securities Law Matters

THE D MEMBER INTERESTS IN THE LLP TO WHICH THIS DEED OF ADHERENCE RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES AUTHORITY OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING PASSED UPON OR ENDORSED THE MERITS OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE D MEMBER INTERESTS IN THE LLP TO WHICH THIS DEED OF ADHERENCE RELATES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. I/WE AM/ARE AWARE THAT I/WE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. I/WE AM/ARE AWARE THAT INVESTING IN THE LLP INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE CONSIDERED ON THE BASIS THAT I/WE CAN BEAR THE RISK OF LOSING MY/OUR ENTIRE INVESTMENT.

Further to the above, I/we more specifically represent and warrant as follows:

1.	Representations and warranties regarding investment

(a)	I/we am/are acquiring my/our D Membership Interest in the LLP (the “Interest”) for investment purposes only, for my/our own account, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”);

(b)	I/we am/are knowledgeable, sophisticated and experienced in business and financial matters, have such knowledge, skill and experience in business, financial and investment matters needed to evaluate the merits and risks of acquiring and holding the Interest. I/we fully understand the Interest is subject to restrictions on transfer under the terms of the LLP Agreement. I/we have been advised to seek and place reliance upon appropriate professional advice regarding the investment, tax and legal merits and consequences of entering into this Deed of Adherence and subscribing for Interest. By reason of my/our business or financial experience or that of my/our professional advisors (who are unaffiliated with and who are not compensated by the LLP or any affiliate or selling agent of the LLP, directly or indirectly), I/we have the capacity to protect LLP’s own interests in connection with the purchase of the Interest;

2.	Acknowledgement of Risks

(a)	I/we am/are aware that I/we may have to bear the economic risk of the Interest for an indefinite period of time or to suffer a complete loss of this investment;

(b)	I/we understand that no public market now exists for the Interest and that it is unlikely that a public market will ever exist for the Interest; and

(c)	I/we understand that the Interest will have limited voting rights.

3.	Exemption from the Securities Act etc.

(i)	the Interest has not been registered (and that the LLP has no present intention to register the Interest) under the Securities Act or applicable state securities law and I/we am/are therefore subscribing for the Interest in reliance on the exemption from the registration requirements provided by Section 4(2) of the Securities Act and the regulations promulgated thereby and analogous provisions of certain state securities laws, and

(ii)	the Interest may not be sold or otherwise transferred by me/us unless it has been registered under the Securities Act and applicable state securities laws or is sold or transferred in a transaction exempt therefrom;

4.	Valid corporate actions etc

(i)	I/we am/are duly organised, validly existing and (if applicable in the applicable jurisdiction) in good standing (or similar status under local law) under the laws of the jurisdiction of my/our organisation.

(ii)	The subscription by me/us for the Interest will not result in a violation of my/our charter or other organisational documents.

(iii)	I/we have full power and authority to execute and deliver this Deed and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Interest.

(iv)	Execution and delivery of this Deed has been duly authorised by all necessary corporate or other action on my/our part.

(v)	This Deed has been duly executed and delivered on behalf of me/us.

(vi)	Execution and delivery of this Deed will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which I/we am/are a party or by which I/we am/are bound.

5.	No reliance on external promotions etc.

I/we am/are not subscribing to purchase the Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast or television, radio or the Internet, or presented at any seminar or similar meeting, or any solicitation of a subscription by a person not previously known to me/us in connection with investments in securities generally.

6.	Reliance by the LLP

I/we acknowledge and agree that the LLP is relying on the truth and accuracy of the foregoing representations and warranties, any other information I/we may have furnished to the LLP in writing, as correct and complete as of the date of this Deed, and if there should be any material change in such information prior to my/our admission as a Member of the LLP, I/we shall immediately furnish such revised or corrected information to the LLP.

Executed as a Deed and delivered by [ ] LLC acting by its managing member Samuel Gaer on the date above written:	) ) ) )

In the presence of:

Name:

Address:

SCHEDULE 1.01

CONTRIBUTED ASSETS

1. The IP Ownership Agreement.

2. The IP Program (as defined in the IP Ownership Agreement) and each of the following relating to the IP Program, in whole or in part, including earlier versions of the IP Program and versions of the IP Program currently under development: all databases and data collections, server and client side web scripts, computer programs, software (including all source code and object code), tools, models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, documentation, product designs and product specifications and documentation, product user manuals, and other work product used to design, plan, organize, maintain, support or develop the IP Program, and all copies of the foregoing, irrespective of the media on which it is recorded.